Exhibit 10.5
AIR LEASE CORPORATION
GRANT NOTICE FOR 2010 EQUITY INCENTIVE PLAN
INCENTIVE STOCK OPTIONS
FOR GOOD AND VALUABLE CONSIDERATION, Air Lease Corporation (the “Company”), hereby grants to Participant named below the incentive stock option (the “Option”) to purchase any part or all of the number of shares of its Class A common stock, par value $0.01 (the “Common Stock”), that are covered by this Option, as specified below, at the Exercise Price per share specified below and upon the terms and subject to the conditions set forth in this Grant Notice, the Air Lease Corporation 2010 Equity Incentive Plan (the “Plan”), the Standard Terms and Conditions (the “Standard Terms and Conditions”) promulgated under such Plan, and any Individual Agreement (as defined in the Plan) to which the Participant is a party, each as amended from time to time. This Option is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant:
Grant Date:
Number of Shares of Common Stock covered by Option:
Exercise Price Per Share:
Expiration Date:	The tenth anniversary of the Grant Date.
Vesting Schedule:
This Option is intended to qualify as an incentive stock option under Section 422 of the Code. By accepting this Grant Notice, Participant acknowledges that he or she has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan, the Standard Terms and Conditions, and any Individual Agreement (as defined in the Plan) to which the Participant is a party.

AIR LEASE CORPORATION

Participant Signature
By

	Title:	Address (please print):

AIR LEASE CORPORATION
STANDARD TERMS AND CONDITIONS FOR
EMPLOYEE INCENTIVE STOCK OPTIONS
These Standard Terms and Conditions apply to the Options granted pursuant to the Air Lease Corporation 2010 Equity Incentive Plan (the “Plan”), which are identified as incentive stock options and are evidenced by a Grant Notice or an action of the Committee that specifically refers to these Standard Terms and Conditions. In addition to these Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.
1.	TERMS OF OPTION

Air Lease Corporation, a Delaware corporation (the “Company”), has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) an incentive stock option (the “Option”) to purchase up to the number of shares of the Company’s Class A common stock (the “Common Stock”), set forth in the Grant Notice. The exercise price per share and the other terms and conditions of the Option are set forth in the Grant Notice, these Standard Terms and Conditions (as amended from time to time), the Plan, and any Individual Agreement (as defined in the Plan) to which the Participant is a party. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2.	INCENTIVE STOCK OPTION

The Option is intended to qualify as an incentive stock option under Section 422 of the Code, and will be interpreted accordingly. Section 422 of the Code provides, among other things, that the Participant shall not be taxed upon the exercise of a stock option that qualifies as an incentive stock option provided the Participant does not dispose of the shares of Common Stock acquired upon exercise of such option until the later of two years after such option is granted to the Participant and one year after such option is exercised. Notwithstanding anything to the contrary herein, Section 422 of the Code provides that incentive stock options (including, possibly, the Option) shall not be treated as incentive stock options if and to the extent that the aggregate fair market value of shares of Common Stock (determined as of the time of grant) with respect to which such incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, taking options into account in the order in which they were granted. Thus, if and to the extent that any shares of Common Stock issued under a portion of the Option exceeds the foregoing $100,000 limitation, such shares shall not be treated as issued under an incentive stock option pursuant to Section 422 of the Code and shall instead be treated as issued pursuant to nonqualified stock options.

3.	EXERCISE OF OPTION

The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions, the Plan, or any Individual Agreement, the Option shall be exercisable only to the extent it becomes vested, as described in the Grant Notice or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice, provided that (except as set forth in Section 4.A below) the Participant remains employed with the Company and does not experience a Termination of Service. The vesting period and/or exercisability of an Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis.

To exercise the Option (or any part thereof), the Participant shall deliver to the Company a “Notice of Exercise” in a form specified by the Committee, specifying the number of whole shares of Common Stock the Participant wishes to purchase and how the Participant’s shares of Common Stock should be registered (in the Participant’s name only or in the Participant’s and the Participant’s spouse’s names as community property or as joint tenants with right of survivorship).

The exercise price (the “Exercise Price”) of the Option is set forth in the Grant Notice. The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price may be paid in Common Stock, cash or a combination thereof, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option, the delivery of previously owned Common Stock, withholding of shares of Common Stock deliverable upon exercise of the Option, or in such other manners as may be permitted by the Committee.

Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares of Common Stock hereunder would violate any federal, state or other applicable laws.

4.	EXPIRATION OF OPTION

The Option shall expire and cease to be exercisable as of the earlier of (a) the Expiration Date set forth in the Grant Notice or (b) the date specified below in connection with the Participant’s Termination of Service:
A.	Except as otherwise provided in any Individual Agreement, if applicable, if the Participant’s Termination of Service is by reason of death or Disability, the Participant (or the Participant’s estate, beneficiary or legal representative) may exercise the Option (regardless of whether then vested or exercisable) until the date that is twelve months following the date of such Termination of Service.

B.	Except as otherwise provided in any Individual Agreement, if applicable, if the Participant’s Termination of Service is for any reason other than death, Disability or Cause, the Participant may exercise any portion of the Option that is vested and exercisable at the time of such Termination of Service until the date that is three months following the date of such Termination of Service. Except as otherwise provided in any Individual Agreement, if applicable, any portion of the Option that is not vested and exercisable at the time of such Termination of Service (after taking into account any accelerated vesting under Section 14 of the Plan or any other agreement between the Participant and the Company, if applicable) shall be forfeited and canceled as of the date of such Termination of Service.

C.	Except as otherwise provided in any Individual Agreement, if applicable, if the Participant’s Termination of Service is by the Company for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the date of such Termination of Service.
5.	RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO OPTION EXERCISE

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.	INCOME TAXES

The Company shall not deliver shares of Common Stock in respect of the exercise of any Option unless and until the Participant has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations. Unless the Participant pays the withholding tax obligations to the Company by cash or check in connection with the exercise of the Option, and except as otherwise provided in any Individual Agreement, withholding may be effected, at the Company’s option, by withholding Common Stock issuable in connection with the exercise of the Option (provided that shares of Common Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including, without limitation, future cash wages).

7.	NON-TRANSFERABILITY OF OPTION

Except as permitted by the Committee or as permitted under the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7.
8.	OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded, except for the express terms of any Individual Agreement to which the Participant is a party.

9.	LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

10.	GENERAL

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control. Any Individual Agreement to which the

Participant is a party shall control, to the extent such agreement contains provisions governing the Option.
All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

11.	ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, the Option and the Common Stock via Company web site or other electronic delivery.

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